Exhibit 99(a)(1)(C)

BLACK BOX 409A STOCK OPTION SOLUTION

Why Are We Here Today? Black Box has determined that a tax law change affects stock options that were granted to you Black Box Tender Offer solution should eliminate the potential adverse tax consequences if you participate If you do not participate in the Tender Offer solution you may have adverse personal tax consequences

Today's Agenda Understand the IRC Section 409A Issue What Black Box is doing to correct the affected options Your choices Review your next steps Review Tender Offer Questions & Answers

409A Tax Law Change 409A is a set of complex tax rules for items considered "deferred compensation" Some stock options are considered "deferred compensation" Consequences of 409A Income tax due upon vesting, even if not exercised 20% additional federal income tax Similar state taxes (e.g. 20% in CA) Interest penalty issues

What Options are Affected by 409A? Options deemed granted at a price less than Fair Market Value of Black Box common stock on the date of grant AND Only the portion of the above options that vest after 12/31/04

Example of an Affected Option: Option to purchase 3,000 shares Original Grant Date 7/1/03 Exercise Price: $40.00 Fair Market Value on tax measurement date is $44.00 Vesting: 1/3 per year - 2,000 shares unvested at 12/31/04 Result: Portion vested as of December 31, 2004 (1,000 shares) is NOT subject to 409A and is not eligible for tender Portion vesting after December 31, 2004 (2,000 shares) is subject to 409A and is eligible for tender

What if I do Nothing? Tax Impact Income taxation based upon spread between fair market value and grant price, measured upon vesting, even if no exercise 20% additional federal tax on deemed income Potential for other additional state taxes Interest penalties for unpaid income tax Tender Offer is a one-time offer to mitigate existing tax adverse consequences and prevent future adverse tax consequences Failure to participate will result in prior and future adverse tax consequences, with no reimbursement from the company

What if I do Nothing? (Example) Assume 2,000 shares granted with an exercise price of $40.00 Assume that the Fair Market Value of the option shares on the applicable tax date is $50.00 and no options were exercised. 409A Estimated Impact W-2 Income Inclusion: $20,000 (= 2,000 options subject to 409A x $10.00 ($50.00 FMV - $40.00 Option Price)) Fed Ordinary Income $7,000 (35%) CA Ordinary Income $1,860 (9.3%) Normal Stock Gain Rate $8,860 44.3% 409A Tax (Fed/CA) $8,000 (40%) 409A Interest $1,800 (9%) Tax Rate w/409A $18,660 93.3% This will occur until exercise or expiration of the option.

What is the Solution?

Program 1 - Exercised Options Exercises 2006 and later are subject to additional 20% tax on the spread value at exercise Black Box will pay this tax on Team Members' behalf for exercises through Tender Offer close date This payment is compensation and will be grossed-up for payroll taxes and reported on 2008 W-2 2006 Exercises Black Box will make payment directly to IRS on Team Members' behalf 2007 Exercises 20% tax (calculated at time of exercise) reported on 2007 W-2 and paid by Team Member at time personal income tax return is filed Black Box will provide grossed-up 20% tax payment in January 2008 Includes exercises during the current trading window

2007 Exercises Reporting (Example) Option for 3,000 shares granted July 1, 2003 Exercise price: $40.00 Fair Market Value on tax measurement date is $44.00 Vesting: 1/3 per year - 2,000 shares unvested at 12/31/04 Assume 2,000 shares were exercised in 2007 at a FMV of $45.00 Team Member would have $10,000 (2,000 * ($45.00-$40.00) reported in Box 1 of their 2007 W-2 409A would require that $5,000 (1,000 (the number of shares vested after 12/31/04 which were exercised in 2007) * ($45.00- $40.00)) be reported in Box 12 Code Z on the Team Member's 2007 W-2 The additional 20% 409A income tax of $1,000 ($5,000 * 20%) is reported on Line 63 (Total Other Taxes) of the Form 1040

2007 Exercises Reporting W-2 Example

2007 Exercises Reporting 1040 Example

Program 2 - Unexercised Options Black Box commenced a Tender Offer - a formal offer to amend or replace outstanding options affected by 409A Black Box emailed the Tender Offer documents to all affected Team Members We advise you to read the Tender Offer documents because they contain important information relating to your stock options You must elect to participate in the Tender Offer or it will not apply to you

Example of Eligible Option: Option to purchase 3,000 shares Original Grant Date 7/1/03 Exercise Price: $40.00 Fair Market Value on tax measurement date is $44.00 Vesting: 1/3 per year - 2,000 shares unvested at 12/31/04 Result: Portion vested as of December 31, 2004 (1,000 shares) is NOT subject to 409A and is not eligible for tender Portion vesting after December 31, 2004 (2,000 shares) is subject to 409A and is eligible for tender

Tender Offer for Unexercised Options * You must elect to participate in the Tender Offer. If you elect, then one of the following will apply to you: Your Eligible Option will be amended to increase the exercise price AND You will receive a cash bonus equal to the amount of the increase in the exercise price of your Eligible Option OR Your Eligible Option will be canceled and replaced with a New Option at existing option price and terms *(the solution that applies depends on where your options are priced in relationship to Fair Market Value of Black Box common stock at Tender Offer Expiration Date)

Amendment of Eligible Options Amend to increase the option price Option exercise price increased to the lower of: (1) the Fair Market Value on the tax measurement date, or (2) the Fair Market Value on the first business day after the Tender Offer Expiration Date Adjust exercise price only on the portion of the options that vests after December 31, 2004. All other terms remain the same (including the number of shares, vesting schedule and expiration date) If Fair Market Value on amendment date (first business day after Expiration Date of the Tender Offer) is lower than current option price, this solution does not apply to that Option. Instead, Option will be replaced (see following).

Replacement of Eligible Option Exercise price of an option cannot under our stock option plan be amended below current Option exercise price Instead, tendered Option will be cancelled and replaced with a New Option at existing Option exercise price New Option will have a new grant date, but all the other terms will remain the same (including the exercise price and term)

Payment of Cash Bonus Pay Cash to option holder Equal to any difference between the adjusted option price and original option price Paid in January 2008 Must be employed at Tender Offer close Paid regardless of whether you are a Black Box Team Member at the time of payment

Example 1: of Amendment of Eligible Option Option for 3,000 shares granted July 1, 2003 Exercise price of $40.00 Fair Market Value on tax measurement date is $44.00 2,000 shares unvested at December 31, 2004 Assume Fair Market Value of Black Box common stock on amendment date (first business day after Expiration Date of the Tender Offer) is $42.00 Option Amendment (assumes participation in Tender Offer) 1,000 shares vested by December 31, 2004 - No change 2,000 shares vested after December 31, 2004: Amended exercise price of $42.00 No change to expiration date or vesting schedule Cash bonus Team Member receives a cash bonus of $4,000 = 2,000 shares x ($42.00- $40.00) Bonus is income and subject to withholding taxes Paid in January 2008 Included as income on 2008 W-2

Example 2: of Amendment of Eligible Option Option for 3,000 shares granted July 1, 2003 Exercise price of $40.00 Fair Market Value on tax measurement date is $44.00 2,000 shares unvested at December 31, 2004 Assume Fair Market Value of Black Box common stock on amendment date (first business day after Expiration Date of the Tender Offer) is $46.00 Option Amendment (assumes participation in Tender Offer) 1,000 shares vested by December 31, 2004 - No change 2,000 shares vested after December 31, 2004: Amended exercise price of $44.00 No change to expiration date or vesting schedule Cash bonus Team Member receives a cash bonus of $8,000 = 2,000 shares x ($44.00- $40.00) Bonus is income and subject to withholding taxes Paid in January 2008 Included as income on 2008 W-2

Example 3: Replacement of Eligible Option Option for 3,000 shares granted July 1, 2003 Exercise price of $40.00 Fair Market Value on tax measurement date is $44.00 2,000 shares unvested at December 31, 2004 Assume Fair Market Value of Black Box common stock on amendment date (first business day after Expiration Date of the Tender Offer) is $38.00 Option Amendment 1,000 shares vested by December 31, 2004 - No change 2,000 shares vested after December 31, 2004 are canceled New Option Team Member receives a New Option for 2,000 shares with the amendment date as the new grant date Same exercise price of $40.00 No change to expiration date or vesting schedule No cash bonus since no change to exercise price

Eligibility to Participate in Tender Offer Must be a Team Member at the Expiration Date of the Tender Offer (December 18, 2007, unless extended) Must hold an option that is affected by 409A Your Election Form sent with the Tender Offer lists your affected options Black Box's officers and directors are NOT eligible to participate

How do I Participate?

Tender Offer Expected Timeline Tender Offer begins: November 19, 2007 Tender Offer ends: December 18, 2007 All elections must be received by 11:59 PM EST on the Expiration Date Late elections will not be accepted Option Amendment December 19, 2007 How to submit your election: By Email to 409A.StockOptions@BlackBox.com By Facsimile to "409A Stock Options TO Administrator" at 724-873-6608 Confirming email will be sent to you upon receipt of your acceptance of the offer

Tender Offer: What Information Have You Received? Email That Included: Description of Offer Meeting Announcement This Presentation Tender Offer Documents (sent by e-mail to you): Your Personalized Election Form Offering Memorandum Forms of Agreements to Amend or Replace Options

Sample Eligible Stock Option Election Form

Questions & Answers

What if I Still Have Questions? Refer to the Tender Offer documents Provides details of the Tender Offer Includes Section on Frequently Asked Questions Any questions can be directed by e-mail to 409A.stockoptions@blackbox.com or by fax to "409A Stock Options TO Administrator" at 724-873-6608 A copy of this presentation will be available on the Securities and Exchange Commission website at www.sec.gov

Tax Advice Taxation of stock option transactions can be very complicated Black Box policy prohibits any Team Members from providing personal income tax advice to any other Team Member This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any tax penalties that may be imposed by any governmental taxing authority or agency; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor